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                                                                    EXHIBIT 99.1

                                 [TRUSERV LOGO]

                                  NEWS RELEASE


                                               For more information contact:
                                                                  Mary Viola
                                                                773-695-5280
                                                          mviola@truserv.com


  TRUSERV SIGNS COMMITMENT LETTER WITH LENDER IN LONG-TERM FINANCING AGREEMENT
         Hardware cooperative continues to accomplish strategic goals and moves closer to financial stability, long-term growth.

         LAS VEGAS (OCT. 11, 2001) - TruServ Corporation announced at its fall buying convention it has signed a $350 million underwritten lending commitment from Bank of America for borrowings against the co-op's accounts receivable and inventory. TruServ is pursuing a December close.
         Pamela Forbes Lieberman, TruServ's chief operating officer and chief financial officer, told a group of more than 4,000 members, vendors and associates that TruServ is focused on three objectives.
         "The keys to our future in the near term are restoring financial stability and reducing debt, restoring profitability and improving productivity, and positioning the co-op for profitable growth," said Forbes Lieberman.
         In addition, she outlined the co-op's strategy for implementing the key initiatives that are intended to generate cash and further reduce their borrowing requirements, and explained that the financing commitment represents major milestones in the company's turnaround.
         "We have continued to demonstrate our ability to execute our strategy and reduce expenses," said Forbes Lieberman. "Signing the commitment letter is a very significant step in our return to sustainable profitability and future growth."
         TruServ, headquartered in Chicago, is the largest member-owned wholesale hardware cooperative with 2000 sales of $4 billion, supporting annual retail sales of more than $12 billion. The TruServ cooperative includes more than 7,400 independent retail locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. For more information about TruServ and its retail identities, visit www.truserv.com.

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All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "may," "will," "believe" and "represents" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the co-ops' filings with the SEC. Readers are cautioned not to place undue reliance on the forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. The co-op undertakes no obligation to publicly revise the forward-looking statements to reflect events or circumstances that arise after the date hereof.